Exhibit 99.1

OCZ Technology Announces Preliminary Fiscal 2Q 2013 Revenue and Announces Conference Call and Webcast

SAN JOSE, Calif., September 5, 2012 — OCZ Technology Group, Inc. (Nasdaq: OCZ), a leading provider of high-performance solid-state drives (SSDs) for computing devices and systems, today announced its preliminary revenue for the second quarter of fiscal year 2013 (Q2’13), which ended on August 31, 2012.

The Company expects preliminary revenue for the second fiscal quarter of 2013 to be approximately $110 to 120 million compared to the previously guided revenue range of $130 to $140 million. This preliminary revenue range compares to $113.6 million for the first fiscal quarter of 2013 and $78.5 million for the second fiscal quarter of 2012.

“Despite achieving bookings in excess of our expectations for our second fiscal quarter, we were not able to meet our previously stated revenue guidance due primarily to constraints in NAND flash supply,” said Ryan Petersen, CEO of OCZ Technology. “During the month of August we experienced a significant shortage on certain NAND flash components, based on industry wide tightening of supply, leaving OCZ with an undersupply of the 2xnm MLC NAND used in our Vertex and Agility Line of products.”

“While we believe that the situation will resolve itself, subject to market conditions, we plan to hasten our transition to new process nodes in order to help ease these supply constraints,” added Petersen.

The revenue for Q2’13 presented in this press release is a preliminary estimate and remains subject to management’s review of the results and also review by the Company’s independent accounting firm.

The Company will hold a conference call and webcast today at 6:00pm Eastern Time (3:00pm Pacific Time). The Company will host its 2Q’13 earnings call on Wednesday, October 3, 2012.

September 5, 2012 Webcast and Conference Call

OCZ will host a conference call today at 6:00pm ET (3:00pm PT). A live audio webcast of the conference call will be available by visiting the Investor Relations events conference call section of OCZ’s website at http://ir.stockpr.com/ocztechnology/conference-calls, which will be archived for replay until September 19, 2012. All interested parties can join the call by dialing (253) 237-1170 or (877) 372-0867. Please call-in 15 minutes prior to the call to secure a line. To access the archived conference call, please dial (404) 537-3406 or (855)859-2056 and enter replay passcode 28030004.

October 3, 2012 Webcast and Conference Call

OCZ will host its fiscal 2013 second quarter conference call for the period ended August 31, 2012 at 5:00pm ET (2:00pm PT), on October 3, 2012. A live audio webcast of the conference call will be available by visiting the Investor Relations events conference call section of OCZ’s website at http://ir.stockpr.com/ocztechnology/conference-calls, which will be archived for replay until November 15, 2012. All interested parties can join the call by dialing (253) 237-1170 or (877) 372-0867. Please call-in 15 minutes prior to the call to secure a line. The conference call will be archived for phone replay until October 10, 2012. To access the archived conference call, please dial (404) 537-3406 or (855) 859-2056 and enter replay passcode 28015300.

About OCZ Technology Group, Inc.

Founded in 2002, San Jose, CA-based OCZ Technology Group, Inc. (OCZ) is a global leader in the design, manufacturing, and distribution of high-performance solid-state storage solutions and premium computer components. Offering the industry’s widest range of solid-state drives (SSDs), OCZ features SSDs in a variety of form factors and interfaces (i.e. PCIe, SAS and SATA) to address HDD replacement, SAN acceleration, server and storage virtualization, cloud computing, and virtual desktop infrastructure (VDI) opportunities. Having developed firmware and controller platforms to virtualization and endurance extending technologies, the company delivers vertically integrated, customizable solutions enabling transformational approaches to how digital data is captured, stored, accessed, analyzed and leveraged across a wide range of client and enterprise applications. For more information, please visit: www.ocztechnology.com.

Forward-Looking Statements

Some of the statements and assumptions included in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 or Section 21E of the Securities Exchange Act of 1934, each as amended, including, in particular, statements about our plans, strategies and prospects and preliminary estimates for the fiscal quarter ending August 31, 2012. These statements identify prospective information and include words such as “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects” and similar expressions. These forward-looking statements are based on information available to us as of the date of this release. Current expectations, forecasts and assumptions involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks, uncertainties and other factors may be beyond our control. Such risks and uncertainties also include the impact of the variable demand, particularly in view of current business and economic conditions; dependence on our ability to successfully qualify, manufacture and sell our SSD products in increasing volumes on a cost-effective basis and with acceptable quality, particularly our new SSD products with lower cost structures;

product mix, particularly increased acceptance and sales of enterprise SSDs; our ability to capitalize on our technological leadership; the impact of competitive product announcements; our ability to achieve projected cost savings; our ability to rapidly increase our manufacturing capacity in pace with our competitors if demand for SSD increases; and our maintaining adequate working capital. We also encourage you to read our Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission (“SEC”) on May 14, 2012, and statements made in other subsequent filings, as they contain information concerning risk, uncertainties and other factors that could cause results to differ materially from those projected in the forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any subsequent date and we undertake no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

Investor Contact:

Bonnie Mott, Senior Manager of Investor Relations

408-440-3428

bmott@ocztechnology.com

Press Contact:

Scott Harlin, Director of Marketing Communications - Enterprise

(408) 733-8400

sharlin@ocztechnology.com